BioSpecifics Technologies Corp. Appoints Ron Law, Ph.D, J.D.,
as Senior Vice President of Business Development

LYNBROOK, NY – November 15, 2018 – BioSpecifics Technologies Corp. (NASDAQ: BSTC) a biopharmaceutical company that originated and continues to develop collagenase-based therapies with a first in class collagenase-based product marketed as XIAFLEX® in the U.S. and Xiapex® in Europe, today announced that Ron Law, Ph.D., J.D. has been appointed as Senior Vice President of Business Development and will be responsible for strategic partnerships, reporting directly to Thomas L. Wegman, President of BioSpecifics. Dr. Law has been consulting for BioSpecifics since July 15, 2018.

Dr. Law was most recently the Chief Strategy Officer of Oramed Pharmaceuticals Inc., where he was responsible for the development of execution of scientific and business collaborations and partnerships, as well as the identification of new targets and indications for its platform oral peptide delivery technology and pipeline expansion. Prior to that, he was a scientific consultant in oncology at Third Coast Therapeutics, a diabetes consultant at Doctor Evidence and a business development consultant at PharmaIN. He also held several leadership and strategic roles at Takeda Pharmaceuticals International, spanning U.S. Medical Affairs, Global Medical Affairs, Corporate Strategic Planning, Global Scientific Affairs and Intelligence, and R&D External Innovation. He holds a Ph.D. in Molecular Biology from University of California at Los Angeles, a J.D. from the Whittier College School of Law and both an M.S. and B.S. in Biological Sciences from the University of Illinois at Chicago.

“I am pleased to welcome Dr. Law to the BioSpecifics team as we continue to look to expand our research and commercial pipeline,” said Thomas L. Wegman, President of BioSpecifics. “Dr. Law brings strategic business development knowledge and a strong business background, and we look forward to the future as we work together.”

“BioSpecifics has been a resourceful and innovative company for many years and it is with great excitement that I join the team,” said Dr. Law. “I am excited to work on maximizing the considerable opportunities for this company to continue to innovate, both internally and externally.”

About BioSpecifics Technologies Corp.
BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for thirteen clinical indications to date. Injectable collagenase is marketed as XIAFLEX® in the U.S. for the treatment of Dupuytren's contracture and Peyronie's disease by BioSpecifics' partner, Endo International plc (Endo). XIAFLEX® is also commercialized in Japan, Europe, Canada and Australia for Dupuytren's contracture and for Peyronie's disease in Canada, Europe and Australia. The CCH research and development pipeline includes several additional promising indications, including two Phase 3 clinical trials for the treatment of cellulite with top-line data reported in the fourth quarter of 2018 and a BLA submission expected in the second half of 2019. BioSpecifics is managing the development of CCH for the treatment of uterine fibroids and has submitted the full Phase 1 data to be presented at an upcoming medical meeting. For more information, please visit www.biospecifics.com.

Contact:

Julie Seidel
Stern Investor Relations, Inc.
julie@sternir.com
212-362-1200